Exhibit 99.1

   FOR IMMEDIATE RELEASE 8 a.m. EST, Thursday, March 6, 1997


   EMS EXPECTS FIRST-QUARTER NET LOSS DUE TO DELAY IN CONTRACT FINALIZATION


             Milwaukee -- Effective Management Systems, Inc. (NASDAQ: EMSI, EMSIW), the first provider of pre-integrated manufacturing software, disclosed that it expects to report an estimated net loss of $750,000 to $950,000, or 19 cents to 24 cents a share, for the fiscal first quarter ended February 28, primarily reflecting a delay in the finalization of a major contract.

             EMS continues to expect successful closure of the contract, with a Fortune 500 manufacturer, during the second quarter ending May 31. The company also may initiate other specific measures to help improve the profitability of the current quarter.

             The delay in the finalization of this contract, plus some softness in new-account sales, however, mean that first-quarter revenues and net results will fall short of initial internal projections.

             "Our plan for the quarter was predicated on the release of this important order, to which we have devoted considerable resources during the last two years," says Michael D. Dunham, president and chief executive officer of EMS. "Efforts to secure large contracts like this one are part of our strategy for growing the company, but the vagaries of dealing with such crucial individual pieces of business sometimes can cause significant, unanticipated adverse impacts. Unfortunately, that's what happened here."

             "Yet this tactical setback underscores a broader positive reality: By doubling our revenues and significantly broadening our capabilities in the last three years, EMS has elevated itself to the next level in the manufacturing-software business."

             EMS's pre-integrated TCM and FACTORYnet I/S software supports management of manufacturing operations in discrete-manufacturing plants in the U.S., Asia and Europe.

             This press release includes forward-looking statements regarding the company's expectations of its first quarter financial results and of closing successfully the contract referenced above. These statements are subject to certain risks and uncertainties which could cause the actual results to differ materially from those currently anticipated.

             Factors which could affect the actual results include, among others, final calculation of the first quarter results as well as decisions which the potential manufacturing customer may make regarding the timing and impact of EMS's product to support the customer's strategic plan. These factors should be considered in evaluating the forward-looking statements because no assurance can be given that the actual financial results will be within the projected range or that the contract ultimately will be closed.

   For more information, contact Dale Buss, for EMS, at 810/359/9800.